EXHIBIT 5


                               JONES WALKER
                            WAECHTER POITEVENT
                           CARRERE & DENEGRE, LLP


                             October 26, 2000

UNIFAB International, Inc.
5007 Port Road
New Iberia, Louisiana 70562

Gentlemen:

     We have acted as counsel for UNIFAB International, Inc., a Louisiana corporation (the "Company"), in connection with the preparation of a registration statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the sale, from time to time, by certain shareholders of the Company (the "Selling Shareholders") identified in the prospectus (the "Prospectus") that forms a part of the Registration Statement, in the manner described in the Prospectus, of up to an aggregate of 2,060,000 shares (the "Shares") of the common stock of the Company, $.01 par value per share, of which amount 60,000 Shares are issuable upon the exercise of certain outstanding warrants issued by the Company (the "Warrant").

     In so acting, we have examined originals or copies of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such documents.

     Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders in the manner described in the Prospectus under the captions "Selling Shareholders" and "Plan of Distribution" have been duly authorized, 2,000,000 of such Shares are validly issued and outstanding, fully paid and nonassessable, and 60,000 of such Shares, when issued and paid for in accordance with the terms of the Warrant, will be validly issued and outstanding, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to any reference to us in the Prospectus under the caption "Legal Matters." We also consent to the incorporation by reference of this opinion in any related registration statement filed by the Company pursuant to Rule 462(b) promulgated by the Commission under the Act. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the general rules and regulations of the Commission promulgated thereunder.

                              Very truly yours,

                              /s/ Jones, Walker, Waechter, Poitevent,
                                   Carrere & Denegre, L.L.P.

                              JONES, WALKER, WAECHTER, POITEVENT,
                                    CARRERE & DENEGRE, L.L.P.